UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 29, 2006

PlanetOut Inc.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	000-50879 (Commission File Number)	94-3391368 (IRS Employer Identification No.)

1355 Sansome Street, San Francisco CA (Address of principal executive offices)	94111 (Zip Code)
Registrant’s telephone number, including area code (415) 834-6500
      (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On June 29, 2006, PlanetOut Inc. (the “Company”) announced that Mark Elderkin, the Company’s President, will be resigning his position as the Company’s President, effective immediately, and will be leaving the Company on July 31, 2006 as part of a restructuring and realigning of the Company’s resources, as more fully described below in Item 2.05. The Company further announced that Donna Gibbs, the Company’s Senior Vice President, Consumer Marketing and Commerce, will be leaving the Company, effective July 4, 2006, also as part of the restructuring described below in Item 2.05. Mr. Elderkin and Ms. Gibbs are entitled to certain severance benefits in accordance with the terms of their employment agreements with the Company, which have been previously publicly filed by the Company with the Securities and Exchange Commission.
     Also on June 29, 2006, the Company announced that the Board of Directors appointed Jeffrey T. Soukup, the Company’s Chief Operating Officer and Secretary, as the Company’s President, effective immediately. In addition to serving as its President, Mr. Soukup will continue to serve as the Company’s Chief Operating Officer and Secretary.
     Mr. Soukup has served as the Company’s Chief Operating Officer and Executive Vice President since December 2005, after having previously also served as its Chief Financial Officer until February 2006. Mr. Soukup originally joined the Company’s predecessor company, Online Partners.com, Inc., in August 2000 as its Chief Financial Officer and Senior Vice President, Administration. From August 1999 until August 2000, Mr. Soukup served as Vice President in the consumer services and business development divisions of ChannelPoint, Inc., a business-to-business Internet-based finance company. From July 1998 until August 1999, Mr. Soukup was a Vice President of GE Equity, the private equity arm of the General Electric Corporation and, prior to that, was a co-founder of Stamos Associates, Inc., a healthcare consulting business which was acquired by Perot Systems Corporation. Previously, Mr. Soukup was legislative counsel to Senator Bill Bradley, a Senior Associate at Booz-Allen & Hamilton Inc., a consulting firm, and an associate at the law firm of Kirkland & Ellis. Mr. Soukup sits on the board of directors of the Gay and Lesbian Alliance Against Defamation (GLAAD) and was a co-chair of the board of directors of the Gay and Lesbian Victory Fund. He holds a B.A. in International Relations and a M.A. in International Policy Studies from Stanford University and a M.B.A. with a concentration in Finance and a J.D. from the University of Chicago.
     Other than the compensation arrangements related to Mr. Soukup’s employment by the Company, there are no transactions to which the Company is or is proposed to be a party and in which Mr. Soukup has material interest.
Item 2.05. Cost Associated with Exit or Disposal Activities.
     At a meeting of the Company’s Board of Directors on June 29, 2006, the Board adopted and approved a reorganization plan to align the Company’s resources with its strategic business objectives. As part of the plan, the Company will consolidate its media and advertising services, e-commerce services and back-office operations on a global basis to streamline its operations as part of continued integration of its recently acquired businesses. The reorganization, along with other organizational changes, will reduce the Company’s total workforce by approximately 5%. Restructuring costs, primarily related to employee severance benefits of approximately $600,000 and facilities consolidation expenses of approximately $200,000, along with other charges including relocation and retention bonuses of approximately $500,000, are expected to total approximately $1.3 million and will be taken primarily during the second quarter of 2006. The Company expects to be able to complete this restructuring in the third quarter of 2006, with certain payments continuing beyond Q3 2006 in accordance with the terms of existing severance and other agreements and with some aspects of facilities consolidation potentially continuing into Q4 2006.
     In addition to historical information, this Current Report on Form 8-K contains “forward-looking statements.” These statements involve risks and uncertainties that could cause the Company’s actual results to differ materially from the future results expressed or implied by the forward-looking statements. All statements other than statements of historical facts included in this Current Report on Form 8-K, including statements regarding the Company’s financial results and anticipated restructuring charges, are forward-looking. A more thorough discussion of certain factors which may affect the Company’s operating results is included, among other sections, under the captions

     “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Report for the quarter ended March 31, 2006, which are on file with the SEC and available at the SEC’s website www.sec.gov.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PlanetOut Inc.
Date: July 6, 2006	By:	/s/ Daniel J. Miller
Daniel J. Miller
Senior Vice President and Chief Financial Officer